Exhibit 10.9
DIRECTOR ATTENDANCE AND COMPENSATION POLICY
Federal Home Loan Bank of Seattle Policy
Maintained by: Corporate Secretary
Reviewed by: Governance, Budget and Compensation Committee
Approved by: Board of Directors
Review Cycle: Annual

GENERAL
This policy is designed to set forth expectations for attendance by members of the Board of Directors (board) of the Federal Home Loan Bank of Seattle (Seattle Bank) at meetings of the board and board committees and to ensure that each member is reasonably compensated for the time required of him or her in the performance of official Seattle Bank business.
ATTENDANCE
The following are expectations regarding the scheduling of and director attendance at meetings of the board and its committees:

1.
Each member of the board is strongly encouraged to attend all meetings of the board and board committees on which the director serves, and is expected to attend no less than 75 percent of all such meetings each year. A director should provide prior notice to the chairman of the board if the director is unable to attend a board meeting and to the committee chair if the director is unable to attend a board committee meeting. If a director must attend an in-person board or committee meeting by conference call, the director should inform the chairman of the board or the applicable committee chair in advance.

2.
Regular meetings of the board and board committees should be scheduled far enough in advance to avoid conflicts with existing commitments of individual directors that would prevent them from attending the meetings. Typically, an annual calendar of regular meetings will be presented to the board for review and approval no later than at the September board meeting.

3.
From time to time, the board or a board committee may schedule special meetings to consider matters that require attention outside the regular schedule. In scheduling special meetings, consideration should be given to the prior commitments of each director or committee member.

4.
The Federal Housing Finance Agency (FHFA) requires the board to hold at least six in-person board meetings per year. Most in-person meetings will be held in Seattle. Washington, but meetings may be held at other locations.

5.
Board and board committee meetings may also be conducted by using conference telephone, video conference equipment, or similar communications equipment (together referred to herein as being held by conference call). Special meetings will typically be held by conference call, but special meetings may be held in person with sufficient advance notice.

DIRECTOR COMPENSATION
Director compensation consists of quarterly payments subject to satisfactory performance. The following schedule lists the quarterly payments for a director pursuant to his or her responsibilities:
Chairman of the Board:    $17,500 ($70,000 annually)
Vice Chair of the Board:    $16,250 ($65,000 annually)
Audit and Compliance Committee Chair:    $16,250 ($65,000 annually)
Other Committee Chairs:    $15,000 ($60,000 annually)
Director:    $13,750 ($55,000 annually)
Prior to December 31 of each calendar year, the board shall determine director compensation for the ensuing calendar year. In determining director compensation levels, the board will, as needed, consider compensation practices at other Federal Home Loan Banks and review market studies of director compensation.
PERFORMANCE
Compensation paid to directors must reflect the time required of them in the performance of official Seattle Bank business. The time required will be measured principally by attendance and participation at board and board committee meetings (whether in-person or telephonic) and secondarily by performance of other duties. These other duties include time spent: (1) preparing for board meetings; (2) chairing meetings as appropriate; (3) reviewing materials sent to directors on a periodic basis; (4) attending other related events such as management conferences, FHLBank System meetings, and director training; and (5) fulfilling the responsibilities of directors.
Prior to the end of each calendar quarter, the Governance, Budget, and Compensation (GBC) Committee shall review the performance of each director during the previous year. If a director fails to meet the expectation (set forth above) of attendance at no less than 75 percent of meetings of the board and board committees on which the director serves held during that year, the GBC Committee shall take into account the director's performance of other duties during that year and, in consultation with the chairman of the board, will refer the matter to the board with a recommendation either to reduce or eliminate the quarterly payment or to make the quarterly payment, along with the basis for its recommendation. The board shall consider the recommendation of the GBC Committee but shall make its own determination as to whether the director's overall performance qualifies for full compensation for the quarter then ending. If the board determines that the director's performance falls short of that required for full compensation, the board shall reduce the quarterly compensation for the director as necessary to reflect the lesser performance.
EXPENSES
Expenses incurred by directors and either reimbursed or paid directly by the Seattle Bank are not included in the limitations on director compensation, if any, described above. Expenses of directors shall be reimbursed according to the Seattle Bank's Travel and Expense Policy, as amended from time to time.

FHFA SUBMISSION REQUIREMENTS
The following outlines reports required for review by the FHFA and the submission due dates:

Submission Timeline	Reporting Requirements
December 31	Director compensation anticipated to be paid for the following year
January 10	Compensation amount and expenses paid to each director for the immediately preceding year
10th business day after adopting annual policy	Director compensation policy
30 days prior to first payment to directors	Submission of all studies or other supporting materials used to determine the level of compensation and expenses to pay directors

Document History
Effective Date: January 1, 2013
Last Reviewed/Amended: November 16, 2012
First Adopted: January 1, 2008